Exhibit 99.1

Sorrento Therapeutics Announces Antibody Discovery and Development Alliance for the Prevention and

Treatment of MRSA Infections

San Diego, January 11, 2010. Sorrento Therapeutics, Inc. (SRNE.OB) today announced an antibody discovery and development collaboration with The Scripps Research Institute, La Jolla, CA. Under the terms of the agreement, Sorrento Therapeutics obtains an exclusive, worldwide license to the Institute’s novel technology, based on quorum sensing, for the prevention and treatment of Staphylococcus aureus (‘Staph’) infections, including Methicillin-resistant Staph (MRSA).

Sorrento Therapeutics will utilize its proprietary antibody library technology to identify fully human antibodies for the neutralization of Staph-specific signaling peptides that control bacterial virulence. A research group at the Institute, led by Drs. Kim Janda and Gunnar Kaufmann, has shown that sequestering of these signaling peptides, which are integral components of a bacterial communication process called quorum sensing, results in significantly reduced virulence of MRSA in both cellular and animal models. The Staph signaling peptide analogs described by Scripps Research represent a unique opportunity to develop both, vaccines and antibody-based immunotherapeutics, to combat MRSA.

“We are impressed by the promising animal data presented by our colleagues at Scripps Research and are pleased to collaborate on the development of human vaccines and fully human antibody therapeutics to help address the important public health issue of MRSA infections,” stated Dr. Henry Ji, Chief Scientific Officer of Sorrento Therapeutics. “This discovery program represents a novel approach to fighting MRSA, and we also see interference with quorum sensing as a more general approach to address the serious issue of antibiotic resistance beyond MRSA.”

MRSA infections are a growing healthcare concern, particularly as resistance to antibiotics, such as vancomycin, becomes more widespread. In the United States alone, 2.5 million individuals are MRSA carriers (1) and the CDC estimates that in the U.S. 94,000 cases of acute, generalized MRSA infections resulted in 19,000 deaths in 2005.

Using Scripps Research’s quorum sensing-based technology, Sorrento Therapeutics will seek to identify fully human antibody candidates that disrupt the biological communication processes of MRSA.

“We have published that antibodies targeting the quorum sensing process are protective against MRSA infections in established animal models,” said Dr. Kim Janda of Scripps Research. “Sorrento Therapeutics’ human antibody library will be a critical resource in identifying fully human antibodies that can be developed into clinical therapeutics against MRSA.”

About The Scripps Research Institute’s Quorum Sensing Technology

Quorum sensing entails a process whereby bacteria, such as MRSA, secrete species-specific signaling peptides, which, once a critical concentration is reached, induce the activation of biological pathways employed by the respective bacteria, including ones involved in virulence. Using animal models and potentially lethal MRSA infections, researchers at TSRI have shown marked increases in survival by neutralizing these signaling peptides through immunotherapies using either monoclonal antibodies or vaccines (2).

About The Scripps Research Institute

The Scripps Research Institute is one of the world’s largest independent, non-profit biomedical research organizations, at the forefront of basic biomedical science that seeks to comprehend the most fundamental processes of life. Scripps Research is internationally recognized for its discoveries in immunology, molecular and cellular biology, chemistry, neurosciences, autoimmune, cardiovascular, and infectious diseases, and synthetic vaccine development. Established in its current configuration in 1961, it employs approximately 3,000 scientists, postdoctoral fellows, scientific and other technicians, doctoral degree graduate students, and administrative and technical support personnel. Scripps Research is headquartered in La Jolla, California. It also includes Scripps Florida, whose researchers focus on basic biomedical science, drug discovery, and technology development. Scripps Florida is located in Jupiter, Florida.

About Sorrento Therapeutics

Sorrento Therapeutics, Inc. is a development-stage biopharmaceutical company focused on applying its proprietary technology platform for the discovery and development of human therapeutic antibodies for the treatment of a variety of disease conditions, including cancer, inflammation, metabolic disease and infectious disease.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the license agreement with TSRI, MRSA and Sorrento’s potential development of human vaccines and an antibody library. Risks and uncertainties include whether Sorrento will have sufficient resources to develop vaccines and an antibody library, whether Sorrento will achieve its goals through the license agreement, the term of the license, Sorrento’s ability to collaborate with TSRI and its researchers in the future, whether Sorrento will seek or gain approval to market any product candidates, and additional risks set forth in Sorrento’s filings with the Securities and Exchange Commission. These forward-looking statements represent Sorrento’s judgment as of the date of this release. Sorrento disclaims, however, any intent or obligation to update these forward-looking statements.

References

(1)	Graham P, Lin S, Larson E (2006). “A U.S. population-based survey of Staphylococcus aureus colonization”. Ann Intern Med 144 (5): 318–25.

(2)	Park J, Janda K, et al. (2007). “Infection Control by Antibody Disruption of Bacterial Quorum Sensing Signaling”. Chem & Biol 14, 1119 - 1127.

Contact

Antonius Schuh, Ph.D.

Chairman & Chief Executive Officer

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

aschuh@sorrentotherapeutics.com

T: +1 (858) 210-3703

www.sorrentotherapeutics.com